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                                                                      EXHIBIT 99


FOR IMMEDIATE RELEASE:

AMSURG CORP. ANNOUNCES ADOPTION OF SHAREHOLDER RIGHTS PLAN

         NASHVILLE, TENNESSEE (December 3, 1999) - AmSurg Corp. (NASDAQ: AMSGA, AMSGB) announced today that its Board of Directors has adopted a Shareholder Rights Plan. Holders of both classes of AmSurg's common stock as of December 16,1999 will receive preferred stock purchase rights as a dividend at the rate of one Right for each share of common stock. The Rights will expire on December 2, 2009.

         The distribution of the Rights is intended to protect the Company's shareholders against coercive or unfair takeover tactics. The distribution of the Rights is not intended to prevent a takeover of the Company and should not deter any prospective bidder willing to make an all cash offer at a full and fair price or willing to negotiate with the Board of Directors. The Company is not aware of any present effort to acquire control of the Company, but believes the distribution of the Rights should protect its shareholders against unfair takeover techniques and other tactics which do not provide all the shareholders the full value of their investment.

         Each Right will initially entitle its holder to purchase one one-hundredth of a share of a new Series C Junior Participating Preferred Stock at an exercise price of $48.00 per Right, subject to adjustment. Because the Rights will not initially be exercisable and will trade with the common stock, separate right certificates will not be provided to shareholders at this time. With certain exceptions, as set forth in the Shareholder Rights Plan, each Right will become exercisable only upon a person's or group's acquisition of, or commencement of a tender or exchange offer for, 15% or more of the shares of the Company's Class A Common Stock then outstanding or 15% or more of the Company's Class B Common Stock then outstanding. Rights will also become exercisable in the event of certain mergers or asset sales involving more than 50% of the Company's assets or earning power.

         Upon becoming exercisable, each Right will allow the holder (other than the person or group whose action has triggered the exercisability of the Rights), under alternative circumstances, to buy either securities of AmSurg Corp. or securities of the acquiring company (depending on the form of the transaction) having a value of twice the then current exercise price of the Rights. The Rights generally are redeemable by the Board of Directors at $0.001 per Right for a period of ten business days following the time the Rights become exercisable. The Rights also are generally exchangeable by the Board of Directors at an exchange ratio of one share of Class A Common Stock per Right at any time after the Rights have become exercisable and prior to the acquisition by any person or group, with certain exceptions described in the Shareholder Rights Plan, of 50% or more of the Company's common stock.

         Details of the Shareholder Rights Plan and the Rights are summarized in a letter that will be mailed to the Company's shareholders.

         AmSurg Corp. develops, acquires and manages physician practice-based ambulatory surgery centers and specialty physician networks in partnership with surgical and other group practices.